Exhibit 99.2

Genstar Capital, LLC

NEWS

For Immediate Release

Genstar Capital To Acquire International Aluminum

In A $228 Million Transaction

Genstar To Leverage Previous Industry Experience To Drive Value Creation

SAN FRANCISCO – January 10, 2007 - Genstar Capital, LLC, a middle market private equity firm that focuses on investments in selected segments of the industrial technology, life sciences and business services sectors today announced that it has entered into a definitive agreement to acquire International Aluminum Corporation (NYSE: IAL), a leading manufacturer of residential and commercial aluminum building materials.  Under the terms of the agreement, shareholders will receive $53.00 per share in an all cash deal.

Founded in 1957, International Aluminum is based in Monterey Park, CA and has three primary business lines: Its commercial division manufactures decorative entrance doors, store fronts, window and curtain walls, windows and impact and blast-resistant systems; the residential division manufactures a broad line of vinyl and aluminum windows and doors, most of which are used in replacement or remodeling applications; and the Company’s extrusion operations manufacture mill finish, anodized and painted extruded aluminum products for internal and external uses.  For the fiscal year ended June 30, 2006, IAL generated revenues of more than $280 million.  The Company has approximately 1,600 employees with operations conducted from 15 North American manufacturing facilities.

“International Aluminum represents the type of investment for which we are well recognized,” said Darren J. Gold, a Managing Director of Genstar Capital.  “IAL is a high quality company operating in a sector we understand and where we have previously created substantial value. Our successful experience with prior investments in the building products industry gives us unique insight into IAL’s manufacturing operations, products, customers and the overall industry and we will use that expertise to help the Company to continue to grow.”

Ronald L. Rudy, President of IAL, said, “We are pleased to be working with an outstanding group of individuals at Genstar who understand our business and are committed to our long term growth.  Their proven experience will be of tremendous assistance as we continue to build the business.”

Genstar’s investments in the building products industry include Gentek Building Products, Inc., a manufacturer of aluminum and vinyl siding, windows and doors;

Wolverine Tube, Inc., a leading manufacturer of copper and copper alloy tube; and Panolam International, Inc., a manufacturer of decorative laminates used in both residential and commercial applications.

About Genstar Capital, LLC

Based in San Francisco, Genstar Capital (www.gencap.com) is a private equity investment firm that makes leveraged investments in quality middle-market companies.  Genstar Capital works in partnership with management to transform its portfolio companies into industry-leading businesses. With more than $900 million of committed capital under management and significant experience investing in businesses, Genstar focuses on selected segments of the life sciences, business services, and industrial technology sectors.

Contact: Chris Tofalli

914-834-4334

ctofalli@gencap.com

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